As filed with the Securities and Exchange Commission on June 25, 2004
                 Registration Statement No. 333-________________
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ARIES VENTURES INC.

             (Exact name of Registrant as specified in its Charter)



             NEVADA                                    84-0987840
-------------------------------                 ----------------------
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                  Identification Number)



     28720 Canwood Street, Suite 207
        Agoura Hills, California                             91301
----------------------------------------                  ----------
(Address of principal executive offices)                  (Zip Code)


                     MANAGEMENT INCENTIVE STOCK OPTION PLAN
                           EMPLOYEE STOCK OPTION PLAN
                            (Full title of the plan)
                              Robert N. Weingarten
                         28720 Canwood Street, Suite 207
                         Agoura Hills, California 91301
                                 (818) 879-6501
            (Name, address and telephone number of agent for service)
                         CALCULATION OF REGISTRATION FEE

Title of Each      Amount to be   Proposed Maximum Proposed Maximum  Amount of
  Class of         Registered(1)   Offering Price    Aggregate      Registration
Securities to be                    Per Share(2)    Offering(2)          Fee
 Registered
----------------  -------------   ---------------  ---------------- ------------
  Common Stock       600,640           $0.31           $186,199        $23.60


(1) Pursuant to Rule 416, shares issuable as a result of any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(2) Estimated solely for the purpose of determining the registration fee. Pursuant to Rule 457(c) and 457(h)(1), the offering price and registration fee are computed on the basis of the average of the high and low price of the common stock on the OTC Pink Sheets on June 24, 2004.




                                       1.

                                EXPLANATORY NOTE


The shares being registered are the underlying common stock issuable upon exercise of options granted and to be granted under the Registrant's Management Incentive Stock Option Plan and Employee Stock Option Plan.



                                       2.

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION

Plan Information omitted as permitted.


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not Applicable.



                                       3.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference in this Registration Statement the following documents previously filed by the Company with the Securities and Exchange Commission:

(1) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003.

(2) The Company's Quarterly Reports on Form 10-QSB for the three months ended December 31, 2003 and March 31, 2004.

(3) The description of the Company's Common Stock contained in the Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission on April 13, 2000 and May 23, 2000, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's articles of incorporation and bylaws provide that the Company shall, to the fullest extent permitted by Nevada Revised Statutes section 78.751, indemnify all persons that it has the power to indemnify under that section against all expenses, liabilities or other matters covered by that section, and that this indemnification is not exclusive of any other indemnification rights to which those persons may be entitled. Indemnification under this provision is as to action both in an official capacity and in another capacity while holding office. Indemnification continues as to a person who has ceased to be a director, officer, employee or agent and extends to the benefit of the heirs, executors and administrators of such person. Section 78-751 of the Nevada Revised Statutes provides that the expenses of the Company's officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by it as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.


                                       4.

The Company's articles of incorporation also provide that a director of Aries Ventures Inc. shall not be liable to it, or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent exemption from or limitation on liability is not permitted under the Nevada Revised Statutes. Any amendment, modification or repeal of this provision by the Company's stockholders would not adversely affect any right or protection of a director of Aries Ventures Inc. in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. The Company's articles of incorporation do not, however, eliminate or limit a director's liability for any act or omission involving intentional misconduct, fraud or a knowing violation of law, or the payment of unlawful distributions to stockholders. Furthermore, they do not limit liability for claims against a director arising out of such person's her role as an officer or in any other capacity, nor would it affect the director's responsibilities under the federal securities laws or any other law. However, the Company has purchased directors and officer's liability insurance to protect its directors and executive officers against liability under circumstances specified in the policy.

To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Aries Ventures Inc. under the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.


ITEM 8.  EXHIBITS

The following documents are filed as exhibits to this Registration Statement:

4.2   Management Incentive Stock Option Plan.

4.3   Employee Stock Option Plan.

5.1   Opinion of William B. Barnett, Esq.

23.1  Consent of Weinberg & Company, P.A.

23.2 Consent of William B. Barnett, Esq. (included in the opinion filed herewith as Exhibit 5.1).


ITEM 9.  UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or charged material information on the plan of distribution;

(2) For determining liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof; and

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                       5.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Agoura Hills, California, on June 24, 2004.


                               ARIES VENTURES INC.





                     By: /s/ Robert N. Weingarten
                         -----------------------------------
                         Robert N. Weingarten
                         President



        DATE                  SIGNATURE                                 TITLE




June 24, 2004    /s/ Robert N. Weingarten     President and
                 ------------------------     Chief Financial Officer
                 Robert N. Weingarten


June 24, 2004    /s/ Mark S. Zucker           Chairman of the Board of Directors
                 ------------------------
                 Mark S. Zucker


June 24, 2004    /s/ Divo Milan               Director
                 ------------------------
                 Divo Milan


June 24, 2004    /s/ Selwyn Kossuth           Director
                 ------------------------
                 Selwyn Kossuth





                                       6.

                                INDEX TO EXHIBITS





Exhibit
Number        Exhibit
-------       -------

4.2           Management Incentive Stock Option Plan.

4.3           Employee Stock Option Plan.

5.1           Opinion of William B. Barnett, Esq.

23.1          Consent of Weinberg & Company, P.A.

23.2 Consent of William B. Barnett, Esq. (included in the opinion filed herewith as Exhibit 5.1).


                                       7.

                                   EXHIBIT 5.1

June 24, 2004

Aries Ventures Inc.
28720 Canwood Street, Suite 207
Agoura Hills, California 91301


Re:  Registration Statement on Form S-8


Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on June 25, 2004, in connection with the registration under the Securities Act of 1933, as amended, of a total of 600,640 shares of your Common Stock (the "Shares") to be issued upon exercise of options granted and to be granted under your Management Incentive Stock Option Plan and Employee Stock Option Plan. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken in connection with the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.



                                Very truly yours,

                        LAW OFFICES OF WILLIAM B. BARNETT



                           By: /s/ William B. Barnett



                                       8.

                                  EXHIBIT 23.1


                            Weinberg & Company, P.A.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated as of December 17, 2003, which appears in the Aries Ventures Inc. Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003, which is incorporated herein by reference.





                                   By:      /s/ Weinberg & Company, P.A.
                                            ----------------------------
                                            Weinberg & Company, P.A.
                                            Certified Public Accounts


Boca Raton, Florida
June 21, 2004





                                       9.

                                  End of Filing